Exhibit 107

Filing Fee Table

           F-1

(Form Type)

               Mingteng International Corporation Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares, par value $0.00001 per share or Pre-Funded Warrants (3)	Rule 457(o)	–	$–	$25,000,000	0.0001531	$3,827.50
	Equity	Ordinary shares, par value $0.0001 per share, issuable upon exercise of Pre-Funded Warrants (4)	Rule 457(o)	–	–	–		–
	Total Offering Amounts					$25,000,000		$3,827.50
	Total Fees Previously Paid							$2,297.00
	Total Fee Offset							$–
	Net Fee Due							$1,530.50

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	The Registrant may issue Pre-Funded Warrants to purchase Ordinary Shares in lieu of Ordinary Shares. The aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and the aggregate offering price of any Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of the Ordinary Shares sold in the offering.

(4)	The Registrant may issue Pre-Funded Warrants to purchase Ordinary Shares in lieu of Ordinary Shares. The purchase price of each Pre-Funded Warrant will be the same as the purchase price for each Ordinary Share, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).